                         APPLIED MATERIALS, INC.

                        CERTIFICATE OF AMENDMENT
                                  OF
                      CERTIFICATE OF INCORPORATION

                The undersigned, James C. Morgan and Donald A. Slichter,
hereby certify that:

(1)     They are the Chairman of the Board of Directors and
Secretary, respectively, of Applied Materials, Inc., a Delaware corporation.

(2)     The Certificate of Incorporation of this corporation
is amended by deleting Section 1 of Article Fifth in its entirety and adding a new Section 1 of Article Fifth to such Certificate, to read as follows:

1.      The corporation is authorized to issue two classes of
shares to be designated, respectively, "Preferred Stock" and
"Common Stock."  The number of shares of Preferred Stock
authorized to be issued is One Million (1,000,000) and the number of shares of Common Stock authorized to be issued is Two Billion
Five Hundred Million (2,500,000,000).  The stock, whether
Preferred Stock or Common Stock, shall have a par value of $.01 per share.

The amendment of the Certificate of Incorporation was duly
adopted by the Board of Directors on December 7, 1999 and by the
stockholders of the corporation on March 21, 2000, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned have hereunto set their
hands and seal this 22nd day of March 2000.

                                        APPLIED MATERIALS, INC.

                                        /s/ James C. Morgan
                                        By: James C. Morgan

Attest:  /s/ Donald A. Slichter
        Donald A. Slichter